Exhibit 99.1

Capital
Senior
Living
Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2006 RESULTS
DALLAS — (BUSINESS WIRE) — August 8, 2006 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2006. Company highlights for the second quarter include:
Financial Highlights
•	Revenues of $33.9 million increased $9.5 million or approximately 39 percent from the second quarter of 2005.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $9.6 million increased 66 percent from the prior year period.

•	Adjusted EBITDAR margin of 28.2% improved 460 basis points from the second quarter of the prior year.

•	Adjusted net loss of $0.3 million or a $0.01 loss per share, versus a loss of $1.1 million or a $0.04 loss per share in the second quarter of 2005. For comparability, the second quarter 2006 adjusted net loss excludes non-cash stock-based compensation, expenses related to transactions and refinancings completed in the quarter and the effect of a change in Texas state taxes expected to occur in 2007. The second quarter 2005 adjusted net loss excludes a loss on a treasury rate lock agreement during that period.

•	Cash earnings (net income plus depreciation and amortization) of $2.8 million or $0.11 per diluted share, versus $2.0 million or $0.08 per diluted share in the second quarter of 2005, excluding the effects noted above.
Operational Highlights
•	Average physical occupancy rate on stabilized communities of 91 percent.

•	Operating margins (before property taxes, insurance and management fees) of 48 percent in stabilized independent and assisted living communities.

•	At all communities under management, same-store revenue increased 8.5 percent, net income increased 16.1 percent and financial occupancy increased 200 basis points from the comparable period of the prior year.
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Completed or Announced Transactions
•	Completed a three community sale/leaseback transaction valued at approximately $54.0 million, which resulted in a gain of approximately $12.8 million (amortized over the initial 10-year lease term), a reduction of $29.3 million of debt and incremental cash proceeds of approximately $23.0 million, net of closing costs.

•	Completed a six community sale/leaseback transaction valued at approximately $43.0 million, which resulted in a gain of approximately $3.6 million. This gain on sale was partially reduced by a write-off of contract rights related to the purchase of a management company in 2004, leaving a $0.7 million gain to be amortized over the initial 10-year term of the lease. Incremental cash proceeds were approximately $3.6 million, net of closing costs.

•	Completed a lease on a community purchased from a third party by a healthcare REIT, which is expected to annually increase Company revenues by approximately $4.7 million and EBITDAR by $1.9 million.

•	Completed the refinancing of $110.0 million of debt on 15 owned communities, including the pay down of approximately $14.8 million of principal. This debt is fixed for the first nine years of the ten-year term at a rate of 6.29 percent and the refinancing is expected to provide annual interest savings of approximately $3.8 million.

•	Completed the refinancing of $33.0 million of debt on four owned communities. With an interest rate cap in place, this interest rate will not exceed 7.60 percent through January 2008. The Company’s mortgage debt is now either fixed or capped at a maximum blended rate of less than 6.50 percent.

•	Announced an additional joint venture to acquire three Indiana communities from a third party for $38.2 million. The Company expects to earn approximately $0.5 million of management fees in the first year of operation, along with a return on its 15 percent investment and potential incentive distributions. This transaction is expected to close in the third quarter.
“We continue to execute the Company’s 2006 business plan,” said James A. Stroud, Chairman of the Company. “We have completed or announced a number of significant transactions using our sale/leaseback and joint venture acquisition strategies which are driving growth in revenues and EBITDAR. Additionally, we have strengthened our financial position by reducing debt and eliminating interest rate risk on our owned portfolio.”
OPERATING AND FINANCIAL RESULTS
For the second quarter of 2006, the Company reported revenues of $33.9 million, compared to revenues of $24.4 million in the second quarter of 2005, an increase of approximately $9.5 million or 39 percent. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $9.8.million, or 42 percent, primarily as a result of increasing from 29 to 44 the number of consolidated communities.
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The increase of 15 consolidated communities reflects a reduction of three owned communities and an increase of 18 leased communities. Since the second quarter of 2005, six communities were sold by a joint venture in which the Company held a minority interest and leased to the Company, four owned communities were sold to healthcare REIT’s and leased back, six communities were acquired though the exercise of a purchase option and sold in a sale/leaseback transaction and two communities were purchased by a REIT and leased to the Company. In addition, five communities were purchased in a joint venture.
Owned communities decreased from 29 to 26 despite four sale/leasebacks, as one community acquired through a purchase option was sold in the third quarter of 2006, but reflected in the quarter ending total.
Financial occupancy of the consolidated portfolio increased by 320 basis points in the last twelve months and ended the second quarter of 2006 at 89.5 percent.
Revenues under management increased approximately 13.4 percent to $46.6 million in the second quarter from $41.1 million in the second quarter of 2005. Revenues under management include revenues generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company.
Operating expenses increased by $5.3 million from the second quarter of 2005. As a percentage of resident and healthcare revenues, operating expenses decreased from 69.1 percent last year to 64.6 percent this year.
General and administrative expenses were $0.5 million higher in the second quarter of 2006 than in the second quarter of 2005. Approximately $0.2 million of general and administrative expense in the second quarter of 2006 was due to the Company’s adoption of Statement of Financial Accounting Standards No 123 (revised) “Share-Based Payment.” The Company recognized compensation expense for new share-based awards and recognized compensation expenses for the remaining vesting periods of awards that had been included in pro-forma disclosures in prior periods. Other factors contributing to the increase in general and administrative expenses were $0.2 million of additional employee compensation and benefit costs and $0.1 million of higher professional fees.
General and administrative expenses as a percentage of revenues under management were approximately 5.8 percent in the second quarter of 2006, excluding the expense of non-cash stock-based compensation, compared to 5.9 percent in the second quarter of 2005.
Adjusted EBITDAR (defined as income from operations plus depreciation and amortization and facility lease expense) for the second quarter of 2006 was
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approximately $9.6 million, an increase of 66 percent from $5.8 million in the second quarter of 2005. Adjusted EBITDAR margin was 28.2 percent for the period.
Interest expense was $4.4 million in the second quarter of 2006, down sequentially from $5.3 million in the first quarter of 2006. Interest expense was $4.5 million in the second quarter of 2005. As a result of the refinancings completed during the second quarter, interest expense is expected to stabilize at approximately $3.5 million per quarter at the current level of debt.
Interest expense includes the amortization of deferred financing charges, as loan costs are recognized over the term of the debt. Due to the longer average maturities on the refinanced debt, amortization of deferred financing charges is projected to be approximately $0.1 million per quarter, about half the previous level.
The refinancing of 19 owned communities and the sale/leaseback of three communities in the second quarter resulted in a write-off of approximately $1.8 million in unamortized deferred loan costs. These costs were being amortized over the original term of the loans and were written off in the current quarter as properties were sold and variable rate debt was replaced with fixed rate debt approximately 230 basis points below the previous level. Annual interest savings from the refinancing and principal repayment are projected to be approximately $3.8 million.
During the quarter, the Company exercised a purchase option to acquire seven communities and sold six of the seven in a sale/leaseback transaction. The Company acquired this purchase option in 2004 when it acquired a management company that operated 16 senior living communities, including these seven which the seller owned. The Company realized a gain of approximately $3.6 million on the exercise of the purchase option and the sale/leaseback of six communities and wrote off approximately $2.9 million in unamortized contract rights that were associated with the original transaction. The net gain of approximately $0.7 million gain is being realized over the initial ten-year term of the lease.
The Company reported a pre-tax loss of approximately $3.2 million in the second quarter of 2006 compared to a pre-tax loss of approximately $3.4 million in the second quarter of 2005. Excluding non-cash stock-based compensation and expenses related to transactions and refinancings completed in the quarter, the pre-tax loss for the second quarter of 2006 was $0.4 million. Excluding a loss on a treasury rate lock agreement from the second quarter 2005 results, the comparable prior year result is a pre-tax loss of $1.8 million.
The Company reported a net loss of $2.5 million, or $0.10 per share, in the second quarter of 2006 versus a net loss of $2.2 million, or $0.08 per share, in the second quarter of 2005. On a comparable basis, net income improved from a loss of $1.1 million or a $0.04 loss per share in the second quarter of 2005 to a loss of $0.3 million or a $0.01 loss per share in the second quarter of 2006.
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On this same basis, cash earnings (net income plus depreciation and amortization) were $2.8 million or $0.11 per diluted share in the second quarter of 2006, versus $2.0 million or $0.08 per diluted share in the second quarter of 2005.
For the first half of 2006, the Company produced revenues of $66.1 million, compared to revenues of $48.7 million in the first half of 2005, an increase of $17.4 million or approximately 36 percent.
Adjusted EBITDAR for the first half of 2006 was $18.4 million, an increase of $6.9 million or 59 percent from the $11.5 million reported in the second quarter of 2005.
Excluding the effects noted above, the Company’s net loss improved from $2.1 million in the first half of 2005 to $1.1 million in the first half of 2006. Cash earnings on this basis grew from $4.2 million or $0.16 per diluted share in the first half of 2005 to $5.3 million or $0.20 per diluted share in the first half of 2006.
“We continue to create value for our shareholders through the successful execution of our 2006 business plan,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Organically, we are increasing occupancies, rental rates and operating income while industry fundamentals continue to improve. This organic growth is being complemented by joint venture acquisitions and additional leases from major health care REIT’s as they expand their seniors housing investments. And our sale/leaseback transactions with these REIT’s monetize equity in our communities, while retaining the management and net operating income from the properties. In addition, we have retired debt of over $60.0 million. Revenues, profitability and our financial position are improving steadily.”
Capital Overview and Financing
During the second quarter of 2006, the Company reduced its total debt from $247.2 million to $206.6 million. This reduction of $40.6 million of debt resulted from the sale/leaseback of three communities and the refinancing of 19 others, including a principal repayment of approximately $14.8 million.
The Company refinanced $110.0 million of debt during the quarter for a ten-year term, fixed for the first nine years at a rate of 6.29 percent. The interest rate on this debt is approximately 230 basis points below the previous level, which is expected to result in annual interest savings of approximately $2.5 million, while eliminating interest rate risk. As part of the refinancing, the Company repaid approximately $14.8 million of principal, which is expected to provide further annual interest savings of $1.3 million.
The Company also refinanced $33.0 million of debt during the quarter at variable interest rates tied to the 30-day London Interbank Offered Rate (“LIBOR”) plus a spread of 260 basis points. The Company has purchased an interest rate cap which limits the maximum rate on these loans to 7.60% through January 2008.
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With these refinancings completed, the Company has now fixed or capped its entire portfolio of mortgage debt at a blended rate of approximately 6.50 percent. With amortization of loan costs, interest expense is projected to be approximately $3.5 million per quarter at the current level of indebtedness.
As of June 30, 2006, the Company had $25.7 million of cash and cash equivalents, and $142.5 million in shareholders’ equity.
2Q06 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s second quarter 2006 financial results. The call will be held on Wednesday, August 9, 2006 at 11:00 a.m. Eastern Time.
The call-in number is 913-981-5532, confirmation code 2644534. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 9, 2006 at 2:00 pm Eastern Time, until August 17, 2006 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 2644534. The conference call will also be available for playback via the Company’s corporate website, www.capitalsenior.com, until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 58 senior living communities in 22 states with an aggregate capacity of approximately 8,900 residents, including 34 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 6 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP,
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and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,737	$21,831
Restricted cash	—	973
Accounts receivable, net	3,817	2,586
Accounts receivable from affiliates	639	432
Federal and state income taxes receivable	3,077	1,840
Deferred taxes	598	591
Assets held for sale	4,456	2,034
Property tax and insurance deposits	5,436	5,081
Prepaid expenses and other	6,046	2,729

Total current assets	49,806	38,097
Property and equipment, net	314,901	373,007
Deferred taxes	13,111	8,217
Investments in limited partnerships	4,215	1,401
Other assets, net	14,883	13,329

Total assets	$396,916	$434,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,372	$2,834
Accounts payable to affiliates	85	119
Accrued expenses	9,361	10,057
Current portion of notes payable	7,941	7,801
Current portion of interest rate lock	—	2,573
Current portion of deferred income	4,581	1,370
Customer deposits	2,531	2,483

Total current liabilities	27,871	27,237
Deferred income	27,781	3,641
Deferred income from affiliates	86	48
Other long-term liabilities	—	4,977
Notes payable, net of current portion	198,683	252,733
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000 Issued and outstanding shares — 26,354 and 26,290 in 2006 and 2005, respectively	264	263
Additional paid-in capital	126,744	126,180
Retained earnings	15,487	18,972

Total shareholders’ equity	142,495	145,415

Total liabilities and shareholders’ equity	$396,916	$434,051

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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Resident and health care revenue	$33,278	$23,486	$64,674	$46,860
Unaffiliated management services revenue	296	403	707	796
Affiliated management services revenue	371	547	679	1,018

Total revenues	33,945	24,436	66,060	48,674
Expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	21,491	16,237	41,893	32,361
General and administrative expenses	2,890	2,439	5,765	4,764
Facility lease expense	3,823	—	5,951	—
Depreciation and amortization	3,714	3,147	6,971	6,281

Total expenses	31,918	21,823	60,580	43,406

Income from operations	2,027	2,613	5,480	5,268
Other income (expense):
Interest income	205	34	275	57
Interest expense	(4,416)	(4,521)	(9,640)	(8,751)
Gain on sale of assets	700	—	897	—
Debt restructuring / contract rights:
Write-off deferred loan costs	(1,762)	—	(1,867)	—
Loss on treasury rate lock agreement	—	(1,620)	—	(1,353)
Other income	67	124	121	234

Loss before income taxes and minority interest in consolidated partnership	(3,179)	(3,370)	(4,734)	(4,545)
Benefit for income taxes	693	1,191	1,249	1,605

Loss before minority interest in consolidated partnership	(2,486)	(2,179)	(3,485)	(2,940)
Minority interest in consolidated partnership	—	(2)	—	1

Net loss	(2,486)	(2,181)	(3,485)	(2,939)

Per share data:
Basic net loss per share	$(0.10)	$(0.08)	$(0.13)	$(0.11)

Diluted net loss per share	(0.10)	(0.08)	(0.13)	(0.11)

Weighted average shares outstanding — basic and diluted	25,964	25,776	25,952	25,765

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CAPITAL SENIOR LIVING CORPORATION Supplemental Information

	Communities		Resident Capacity		Units
	Q2 06	Q2 05	Q2 06	Q2 05	Q2 06	Q2 05
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	26	29	4,006	4,831	3,583	4,324
Leased	18	—	3,049	—	2,546	—
Joint Venture communities (equity method)	9	10	1,087	1,867	921	1,576
Third party communities managed	7	15	1,076	1,970	925	1,688

Total	60	54	9,218	8,668	7,975	7,588
Independent living			7,375	7,331	6,316	6,324
Assisted living			1,673	1,185	1,490	1,095
Skilled nursing			170	170	169	169

Total			9,218	8,686	7,975	7,588

II. Percentage of Operating Portfolio
Consolidated communities
Owned	43.3%	53.7%	43.5%	55.7%	44.9%	57.0%
Leased	30.0%	0.0%	33.1%	0.0%	31.9%	0.0%
Joint venture communities (equity method)	15.0%	18.5%	11.8%	21.5%	11.5%	20.8%
Third party communities managed	11.7%	27.8%	11.7%	22.7%	11.6%	22.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			80.0%	84.4%	79.2%	83.3%
Assisted living			18.1%	13.6%	18.7%	14.4%
Skilled nursing			1.8%	2.0%	2.1%	2.2%

Total			100.0%	100.0%	100.0%	100.0%

Selected Operating Results
I. Consolidated communities
Number of communities	44	29
Resident capacity	7,055	4,831
Unit capacity	6,129	4,324
Financial occupancy (1)	89.5%	86.3%
Revenue (in millions)	33.2	23.4
Operating expenses (in millions) (2)	19.1	14.1
Operating margin	42%	40%
Average monthly rent	2,188	2,098
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	90.2%	88.2%
Revenue (in millions)	10.9	10.1
Operating expenses (in millions) (2)	6.2	6.0
Operating margin	43%	41%
Average monthly rent	1,881	1,800
III. Communities under management
Number of communities	60	54
Resident capacity	9,218	8,668
Unit capacity	7,975	7,588
Financial occupancy (1)	87.1%	85.1%
Revenue (in millions)	46.6	41.1
Operating expenses (in millions) (2)	26.1	23.8
Operating margin	44%	42%
Average monthly rent	2,269	2,130
IV. General and Administrative expenses as a percent of Total Revenues under Management (excluding share-based compensation)
Second Quarter	5.8%	5.9%
IV. Consolidated Debt Information (in thousands, except for interest rates)
Excludes insurance premium financing
Fixed rate debt	160,681	42,328
Variable rate debt, with a cap	33,000	184,108
Variable rate debt, no cap or floor	5,386	26,401

Total debt	199,067	252,837

Fixed rate debt — weighted average rate	6.2%	8.1%
Variable rate debt — weighted average rate	7.6%	6.2%
Total debt — weighted average rate	6.5%	6.5%
(1) — Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(2) — Excludes management fees, insurance and property taxes.

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CAPITAL SENIOR LIVING CORPORATION
GAAP RECONCILIATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Adjusted EBITDAR
Net income from operations	2,027	2,613	5,480	5,268
Depreciation and amortization expense	3,714	3,147	6,971	6,281
Facility lease expense	3,823	—	5,951	—

Adjusted EBITDAR	9,564	5,760	18,402	11,549

Adjusted EBITDAR Margin
Adjusted EBITDAR	9,564	5,760	18,402	11,549
Total revenues	33,945	24,436	66,060	48,674

Adjusted EBITDAR margin	28.2%	23.6%	27.9%	23.7%

Adjusted net loss and net loss per share
Net loss	(2,486)	(2,181)	(3,485)	(2,939)
Stock-based compensation, net of tax	119	—	235	—
Write-off of contract rights, net of tax	602		602
Write-off deferred loan costs, net of tax	1,225		1,298
Loss on interest rate lock, net of tax	—	1,048	—	875
Texas state income tax adjustment	269		269

Adjust net loss	(272)	(1,133)	(1,082)	(2,064)

Adjusted net loss per share	$(0.01)	$(0.04)	$(0.04)	$(0.08)

Diluted shares outstanding	25,964	25,776	25,952	25,765

Adjusted cash earnings and cash earnings per share
Net income	(2,486)	(2,181)	(3,485)	(2,939)
Depreciation and amortization expense	3,714	3,147	6,971	6,281
Stock-based compensation, net of tax	119	—	235	—
Write-off deferred loan costs, net of tax	1,225	—	1,298	—
Loss on interest rate lock, net of tax	—	1,048	—	875
Texas state income tax adjustment	269	—	269	—

Adjusted cash earnings	2,841	2,014	5,288	4,217

Adjusted cash earnings per share	$0.11	$0.08	$0.20	$0.16

Diluted shares outstanding	25,964	25,776	25,952	25,765
Adjusted pretax loss
Pretax loss as reported	(3,179)	(3,370)	(4,734)	(4,545)
Stock-based compensation	171	—	340	—
Write-off of contract rights	866		866
Write-off deferred loan costs	1,762		1,867
Loss on interest rate lock	—	1,620	—	1,353

Adjusted pretax loss	(380)	(1,750)	(1,661)	(3,192)

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